Exhibit 14.2

NEIMAN MARCUS GROUP CODE OF ETHICS
FOR FINANCIAL PROFESSIONALS

The Neiman Marcus Group (“NMG”) encourages professional conduct in the practice of its financial management companywide.  Employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved.  This Code of Ethics is intended to supplement the NMG Code of Ethics and Conduct and provides specific financial principles to which NMG financial associates are expected to adhere and advocate in addition to the principles detailed in the NMG Code of Ethics and Conduct.  NMG expects all of its financial associates to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the NMG Code of Ethics and Conduct and other policies and procedures adopted by NMG that govern the conduct of its associates.  The Code of Ethics for Financial Professionals applies to the NMG Chief Executive Officer and Chief Financial Officer, Financial and Accounting Officers at all NMG divisions and subsidiaries, and all professionals serving in a finance, accounting, treasury, tax or investor relations role throughout the NMG organization.

All financial associates of The Neiman Marcus Group will:

(a)   Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

(b)   Avoid conflicts of interest and promptly report any possible violation of this Code of Ethics to the Compliance Committee or any of the parties or channels listed in the Neiman Marcus Group Code of Ethics and Conduct.

(c)   Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

(d)   Provide stakeholders with information that is accurate, complete, objective, relevant, timely and understandable.

(e)   Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which NMG and its subsidiaries are a member.  Compliance includes, but is not limited to, rules and regulations set forth by the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE), and adherence with Generally Accepted Accounting Principles (GAAP).

(f)    Act responsibly in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

(g)   Not use confidential information acquired in the course of one’s work for personal advantage.  This includes not taking for yourself any opportunity for financial gain that you find out about because of your position within the company or through the use of company property or information.

(h)   Not falsify or distort the true nature of any transaction, always recording and classifying transactions in the proper accounting period, and supporting transactions with accurate documentation.

(i)    Support, with appropriate documentation, any estimates and accruals that are necessary in company reports and records, based on good faith judgment.

(j)    Achieve responsible use of and control over all assets and resources employed or entrusted.

You are specifically prohibited from directly or indirectly taking any action to influence, coerce, manipulate or mislead NMG’s independent public auditors as they render their opinion regarding the fairness of the financial statements of NMG or its subsidiaries.

You understand that you will be held accountable for your adherence to this Code of Ethics for Financial Professionals.  Your failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment.  Violations of this Code of Ethics for Financial Professionals may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or NMG.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Company’s General Counsel, who is Chairman of the Compliance Committee.  You may choose to remain anonymous in reporting any possible violation of this Code of Ethics. For Financial Professionals